Exhibit 21.1

LIST OF SUBSIDIARIES

Entity	Jurisdiction

L&F Acquisition Holdings, LLC	Delaware

IDX Forward Merger Sub, LLC	Delaware

IDX Merger Sub, Inc.	Delaware

ZF Merger Sub, Inc.	Delaware